Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release October 8, 2025

Contact: Don Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Announces Management Transition

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky (the “Banks”), announced that the Boards of Directors of the Company and First Federal Savings Bank of Kentucky have appointed R. Clay Hulette as Chief Executive Officer of the Company and as President and Chief Executive Officer of First Federal Savings Bank of Kentucky, respectively. The appointment of Mr. Hulette to these positions is subject to regulatory approval. Pending regulatory approval, Mr. Hulette will serve as interim President and Chief Executive Officer of First Federal Savings Bank of Kentucky. In connection with this transition, Don D. Jennings has been appointed Director of Operations of First Federal Savings Bank of Kentucky and will continue to serve as President of the Company and Chairman of the Board of Directors of First Federal Savings Bank of Kentucky.

Regarding the transition, Walter G. Ecton, Jr., Chairman of the Company’s Board of Directors, stated, “The Company and First Federal Savings Bank are very pleased to welcome back Clay Hulette in a full-time capacity to serve as CEO. Clay previously served as Chief Financial Officer of the Company from its inception in March 2005 until his retirement in January 2024, and was an employee of First Federal Savings Bank for 27 years, serving as President from March 2007 until 2013 and as Frankfort Area President from 2013 until January 2024. Following his retirement in 2024, Clay continued to serve the Company and the Banks in a consulting capacity, most recently in a part-time risk management role. His appointments, which remain subject to regulatory approval, will allow the Company and the Banks to leverage his business and financial acumen and community connections to further our financial initiatives. We are also pleased that Don Jennings will continue in his roles as President of the Company and Chairman of the Board of First Federal Savings Bank, and in a new role as Director of Operations of First Federal Savings Bank, which will enable him to focus on the implementation of the strategies the Banks have adopted to restore and build profitability.”

Regarding his appointment, Mr. Hulette stated, “I am honored at the trust that the Boards have bestowed upon me, and grateful for the opportunity to again be working with Don Jennings and the seasoned teams of both Banks.” Don Jennings stated, “We welcome Clay’s return to the executive management team. He is well-known and well-respected by the communities we serve and by our employees, shareholders and regulators. I look forward to working with and supporting Clay in my new role and in my continued service on the Company and the First Federal Savings Bank Boards.”

Mr. Ecton continued, “The Board’s intent is for the strengthened leadership team to better position the Company and the Banks’ efforts to improve profitability, execute strategic initiatives and enhance shareholder value under the leadership of a seasoned and well-respected team with great familiarity with the Banks’ operations and regulatory environment.”

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive the regulatory approvals necessary for the Company’s and First Federal Savings Bank of Kentucky’s management transition and the success of our restructured management team following the receipt of such regulatory approvals; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2025. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq Global Market under the symbol KFFB. At June 30, 2025, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.